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Exhibit 23.1

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors
     Fingerhut Companies, Inc.:


               We consent to incorporation by reference in the registration statement on Form S-8 of Fingerhut Companies, Inc. of our reports dated January 22, 1997 relating to the consolidated statements of financial position of Fingerhut Companies, Inc. as of December 27, 1996 and December 29, 1995 and the related consolidated statements of earnings, changes in stockholder's equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 27, 1996 , which reports appear in or are incorporated by reference in the December 27, 1996 annual report on Form 10-K of Fingerhut Companies, Inc.


                                                  /s/ KPMG Peat Marwick LLP

                                                   KPMG Peat Marwick LLP


Minneapolis, Minnesota
February 4, 1998